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March 30, 1994                                          EXHIBIT 5.1


Metropolitan Financial Corporation
6800 France Avenue South, Suite 600
Minneapolis, Minnesota 55435

RE:  METROPOLITAN FINANCIAL CORPORATION
     REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

We are acting as counsel to Metropolitan Financial Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 2,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 30, 1994, (the "Registration Statement").

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion and, based thereon, we advise you that, in our opinion:

     1. The Company has corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

     2. The 2,000,000 shares of Common Stock that are being registered for sale by the Company under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 1993 Stock Incentive Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,